Zion Oil & Gas, Inc.

Corporate Governance Committee Charter

Committee's Purpose

The Corporate Governance Committee ("Committee") is appointed by the Board of Directors ("Board") to assist the Board in discharging its responsibilities relating to (i) the development of a set of Corporate Governance Guidelines (the "Guidelines"), (ii) overseeing the implementation and monitoring the effectiveness of the Guidelines, (iii) developing and recommending to the Board modifications or additions to the Guidelines, (iv) reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary.

Committee Membership

The Committee shall consist of three or more directors, no less than half of whom shall be "independent" as determined by the independence criteria of The NASDAQ Stock Market, Inc. ("NASDAQ") ("Independent Directors"). At least one member of the Committee shall be a member of Company's Audit Committee.

Committee Composition

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified.

Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of all Committee members.

Meetings and Procedures

The Committee shall meet as often as it deems necessary or appropriate to carry out its responsibilities, but no less than once a year prior to any commercial discovery on properties owned by the Company and at least twice a year thereafter.

Meetings may be held in person or telephonically as needed to conduct the business of the Committee. A majority of the members of the Committee shall constitute a quorum for all purposes. The Committee may take action by unanimous written consent of its members in the absence of a meeting.

The Chairman of the Committee shall set the agenda for all Committee meetings and determine and communicate to management the information needs of the Committee.

The agenda, along with appropriate briefing materials, will be prepared and provided in advance of meetings to Committee members. Minutes will be prepared and the Committee will report to the Board the results of its meetings.

Any director who is not a member of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee and, in any event, shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company's management, representatives of the Company's outside advisors, any other personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. The above notwithstanding, the Committee may also exclude from its meetings any persons, including directors who are not Committee members, it deems appropriate.

Delegation

The Committee may delegate any of its responsibilities to a subcommittee composed of at least two members, provided that at least one member of any subcommittee is an Independent Director.

Authority

In discharging its responsibilities, the Committee is empowered to investigate any matter brought to its attention that is within the scope or otherwise relevant to its responsibilities, with requisite access to all books, records, facilities and personnel of the Company. To the extent it deems necessary to carry out its functions, the Committee shall have the authority to engage and obtain advice and assistance from advisors, including outside legal counsel. The Committee shall receive adequate funding from the Company to engage such advisors.

Responsibilities

The responsibilities of the Committee are set forth below. The Committee is authorized to carry out these responsibilities and such other responsibilities as may be assigned to it by the Board from time to time, and take any actions reasonably related to the mandate of this Charter.

The following functions and responsibilities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate in given circumstances.

1. Develop and recommend to the Board for adoption a set of Corporate Governance Guidelines.

2. Oversee the implementation and monitor the effectiveness of the Guidelines, and in this context review annually the Guidelines and, when necessary or appropriate, recommend to the Board revisions thereto.

3. Review annually the charters of the committees of the Board and, when necessary or appropriate, recommend to the Board revisions thereto.

4. Consider corporate governance issues that arise from time to time, monitor the development of best practices regarding corporate governance and develop recommendations for Board concerning these matters as appropriate in the circumstances.

5. Develop and recommend to the Board for approval an annual self-evaluation process for the Board and committees of the Board, which process will be overseen by the Committee.

6. Review with the Chief Executive Officer matters relating to management succession.

7. Review and investigate, as appropriate, all concerns regarding non-financial matters that are reported on the Company's Business Conduct Hotline.